Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 14, 2006 on our audits of the financial statements of SD Pharmaceuticals, Inc. as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and for the period from June 16, 2004 (date of inception) to December 31, 2004, which report is included in ADVENTRX Pharmaceuticals, Inc’s From 8-K/A filed on May 1, 2006. We also consent to the reference to our firm under the caption “Experts.”
/s/ J.H. Cohn LLP

San Diego, California
April 27, 2006